ENERSIS

                                                   Santiago, December 22nd, 2003
                                                            GER.Gen No. 200/2003

Mr. Alejandro Ferreiro Y.
Super Intendent of Securities and Exchange
1446 Libertador Bernardo O'Higgins Avenue, 1st Floor
Santiago

Ref.: Relevant Fact Statement

Dear Mr. Ferreiro:

In accordance with Articles 9 and 10.2 of Law No. 18,045 and the Superintendency's General Regulation No. 30, I hereby inform you, as a Relevant Fact Statement, that, today, this Company has been informed that Elesur S.A. has sold and transferred to Endesa Internacional S.A. 1,778,826,237 shares of Enersis S.A., representing the 5.448475% of the Company's total capital stock, at a price of 84.5 Chilean pesos per share. Both companies, meaning Elesur S.A. and Endesa Internacional S.A. are currently subsidiaries and 100% controlled by the Endesa Spain Group.

This transference doesn't change at all the control that the Endesa Spain Group exercises over Enersis S.A., and it has been done as part of the complete process of rationalization and simplification of the Endesa Spain Group's corporate structure.

Sincerely yours,

                               Alfredo Ergas Segal
                             Chief Financial Officer

c.c.  Santiago Stock Exchange
      Electronic Stock Exchange of Chile
      Brokers Exchange of Valparaiso
      Risk Rating Commission